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EXHIBIT 23.2 - PAGE 1 OF 2
(ORIGINALLY FILED AS EXHIBIT 5)

             [VERNER, LIIPFERT, BERNHARD, MCPHERSON & HAND LETTERHEAD]

                                   May 8, 1998


Garden State Newspapers, Inc.
1560 Broadway, Suite 1450
Denver, Colorado  80202

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have acted as counsel to Garden State Newspapers, Inc., a Delaware corporation (the "Company"), in the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission with respect to up to $50,000,000 aggregate principal amount of the Company's 8-3/4% Senior Subordinated Notes due 2009, Series B (the "Exchange Notes"). The Exchange Notes will be offered in exchange for the Company's issued and outstanding 8-3/4% Senior Subordinated Notes due 2009, Series A (the "Original Notes"), as described in the Registration Statement.

     The Exchange Notes are to be issued in exchange for Original Notes pursuant to an indenture (the "Indenture") dated as of October 1, 1997, between the Company, and The Bank of New York, as Trustee (the "Trustee"), and the related Registration Rights Agreement dated as of February 6, 1998, among the Company and the Purchasers (as defined therein).

     In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes, when duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered in exchange for Original Notes in accordance with the terms of the Indenture, will have been validly issued and will be legally binding obligations of the Company, subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, fraudulent transfer and other similar laws relating to or affecting the rights of creditors and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies) and the discretion of the court before which any proceedings therefore may be brought, regardless of whether considered in a proceeding at law or in equity.

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EXHIBIT 23.2 - PAGE 2 OF 2




     We express no opinion herein other than as to the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

     We hereby consent to the reference to our law firm in the prospectus contained in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,



                                   Verner, Liipfert, Bernhard,
                                     McPherson and Hand